UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 10, 2018

AMERI Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-38286	95-4484725
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5000 Research Court, Suite 750, Suwanee, Georgia	30024
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (770) 935-4152

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01	Notice of Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On December 10, 2018, Ameri Holdings, Inc. (the “Company”) received a letter from the Listing Qualifications Department (the “Staff”) of the Nasdaq Stock Market (“Nasdaq”) notifying the Company that, for the last 30 consecutive business days, the closing bid price for the Company’s common stock was below the minimum $1.00 per share requirement for continued listing on The Nasdaq Capital Market as set forth in Nasdaq Listing Rule 5550(a)(2) (the “Minimum Bid Price Requirement”). The Nasdaq letter has no immediate effect on the listing of the Company’s common stock on the Nasdaq Capital Market.

In accordance with Nasdaq listing rules, the Company has been provided an initial period of 180 calendar days, or until June 10, 2019 (the “Compliance Date”), to regain compliance with the Minimum Bid Price Requirement. If, at any time during this 180-day period, the closing bid price of the Company’s common stock is at least $1.00 for a minimum of 10 consecutive business days, unless the Staff exercises its discretion to extend such 10-day period, the Staff will provide the Company written confirmation of compliance with the Minimum Bid Price Requirement and the matter will be closed. If the Company does not regain compliance by the Compliance Date, the Company may be eligible for an additional 180 calendar day compliance period. To qualify for such additional compliance period, the Company would have to meet the continued listing requirements of the NASDAQ Capital Market, except for the Minimum Bid Price Requirement, and the Company would need to provide written notice of its intention to cure the deficiency during the additional compliance period. If the Company is not eligible for the additional compliance period or it appears to the Staff that the Company will not be able to cure the deficiency or if the Staff exercises its discretion to not provide such additional compliance period, the Staff will provide written notice to the Company that its common stock will be subject to delisting. At that time, the Company may appeal the Staff’s delisting determination to a Nasdaq Hearing Panel.

The Company will monitor the closing bid price of its common stock and will consider options to regain compliance with the Minimum Bid Price Requirement. There can be no assurance that the Company will regain compliance with the Minimum Bid Price Requirement or maintain compliance with any of the other Nasdaq continued listing requirements.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 11, 2018, Robert Shawah resigned from his position as a director on the board of directors of the Company (the “Board”). Mr. Shawah indicated that his resignation from the Board was not the result of any disagreement with the Company. Mr. Shawah had been a member of the Company’s audit committee. In addition, on the same date, David Luci resigned from his position as Chairman of the Board.

In order to fill the vacancies created by such resignations, on December 11, 2018, the Board appointed Thoranath Sukumaran as a director of the Company to fill the vacancy on the Board created by Mr. Shawah’s resignation. Further, the Board appointed Mr. Luci as Chairman of the Audit Committee, and appointed Srinidhi “Dev” Devanur, Founder and Executive Vice Chairman, as Chairman of the Board.

Mr. Sukumaran, age 67, has been the President of Oakwood Strategy Consulting, Inc, a consulting firm based in New Jersey, focusing on providing strategy and advisory services to middle market companies since 2012. He has held no directorships over the past five years. Prior to Oakwood, Mr. Sukumaran was a Senior Vice President at Morgan Stanley in New York. Prior to that, he had held senior positions in wealth management and corporate banking with Smith Barney and American Express Bank. Mr. Sukumaran has a Master’s Degree in Economics from Kerala University in India. Mr. Sukumaran is active in numerous Indo-US trade associations and is the past President of the US-India American Chamber of Commerce, a trade group focusing on Indo-US cross border trade and investment activities of middle market companies.

There are no arrangements or understandings between Mr. Sukumaran and any other persons pursuant to which Mr. Sukumaran was appointed as a director. In addition, Mr. Sukumaran has no direct or indirect material interest in any transaction or proposed transaction required to be reported under Section 404(a) of Regulation S-K.

In connection with the appointment of Mr. Devaur as Executive Chairman, the Company and Mr. Devanur entered into an amended and restated employment agreement (the “Employment Agreement”), pursuant to which the Company agreed to pay Mr. Devanur a base salary of $250,000 per year. The term of the Employment Agreement is initially for three years. Additionally, Mr. Devanur shall be eligible to earn a bonus of up to 100% of his base salary upon the achievement of pre-established performance targets set by the Board. A copy of the Employment Agreement is filed as Exhibit 10.1 to this Form 8-K and is incorporated by reference herein. The description of the Employment Agreement in this Form 8-K is a summary and is qualified in its entirety by reference to the complete text of the Employment Agreement.

A copy of the press release announcing the above appointments and resignations is furnished as Exhibit 99.1 to this Form 8-K.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits.

Exhibit Number	Description
Exhibit 10.1	Employment Agreement between Srinidhi “Dev” Devanur and the Company, effective December 11, 2018
Exhibit 99.1	Press Release, dated December 12, 2018.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

December 14, 2018	AMERI HOLDINGS, INC.

	By:	/s/ Barry Kostiner
		Name:	Barry Kostiner
		Title:	Chief Financial Officer